Exhibit 99.2

                       FOR IMMEDIATE RELEASE

CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


         FINANCIAL FEDERAL CORPORATION PRICES $150 MILLION
              SENIOR CONVERTIBLE DEBENTURES OFFERING
              --------------------------------------

NEW YORK, NY:  April 5, 2004 - Financial Federal Corporation ("FIF"
- NYSE) announced today the pricing of its offering of $150 million principal amount of senior convertible debentures due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has granted the initial purchasers an option to purchase up to an additional $25 million principal amount of senior convertible debentures. The Company will pay interest on the debentures at a rate of 2.0% per year until maturity on April 15, 2034, subject to earlier redemption or conversion. The debentures will pay contingent interest in certain circumstances after April 20, 2009.

The debentures will be convertible, upon certain contingencies, including if the sale price of the common stock exceeds 130% of the conversion price over a certain period, into the Company's common stock at a conversion rate of 22.6778 shares per $1,000 principal amount of debentures. This represents an initial effective conversion price of approximately $44.10 per share. The initial conversion price represents a premium of approximately 32.5% to the closing price of the Company's common stock on April 5, 2004, which was $33.28 per share.

The debentures will be redeemable at the Company's option beginning April 20, 2009 at a redemption price of 100% of their principal amount, plus accrued and unpaid interest. Holders of the debentures will have the right to require the Company to repurchase some or all of their debentures on April 15, 2009, April 15, 2014, April 15, 2019, April 15, 2024 and April 15, 2029 and upon the occurrence of certain other events.

The Company will use $50 million of the net proceeds of the offering to repurchase approximately 1.5 million shares of its common stock and to provide funds to its wholly-owned, major operating subsidiary for repayment of certain of the subsidiary's indebtedness and for working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the Company will consummate the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to the Company's most recent filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.

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